Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Proguard Acquisition Corp. of our report dated April 16, 2012, relating to the balance sheets of Random Source, Inc. and Subsidiaries as of December 31, 2011 and 2010 and the related statements of operations, changes in shareholders' equity (deficit), and cash flows for the years ended December 31, 2011 and 2010.  We also consent to the reference to us under the heading “Experts” in the prospectus which is a part of the Registration Statement.

/s/ SHERB & CO., LLP
SHERB & CO., LLP

Boca Raton, Florida December 19, 2012